Exhibit 99.1
PLUMAS BANCORP REPORTS SECOND QUARTER EARNINGS
QUINCY, California, July 18, 2007 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings for the second quarter ended June 30, 2007. Earnings for the second quarter totaled $1.1 million ($0.23 per diluted share), a decline of $176 thousand or 13% from the $1.3 million ($0.26 per diluted share) earned during the quarter ended June 30, 2006. For the six months ended June 30, 2007 net income was $2.1 million. This represents a decline of $403 thousand or 16% from the $2.5 million earned during the same period in the prior year. Diluted earnings per share were $0.41 and $0.49 during the six-month periods ended June 30, 2007 and 2006.
The decline in earnings during the second quarter of 2007 as compared to the second quarter of 2006 is primarily related to an increase in non-interest expense of $320 thousand which includes costs related to our expansion into Redding, California and Reno, Nevada as well as a reduction in the deferral of loan origination costs. The Company continues to experience strong credit quality and was able to reduce its loan loss provision from the $300 thousand recorded during the second quarter of 2006 to $125 thousand during the second quarter of 2007, while increasing its allowance for loan losses as a percentage of total loans from 1.10% to 1.17%, respectively.
Douglas N. Biddle, president and chief executive officer remarked, “During the second quarter we opened our Redding, California branch in a temporary location, with a permanent location expected to open by year end. We have also added an experienced government guaranteed lender in Auburn, California. While in the short term our expansion efforts have a minor negative impact on earnings, we are excited about the prospects for these operations as well as our Reno, Nevada commercial real estate loan office that was opened during the fourth quarter of 2006.” He continued, “We paid a $0.15 semi-annual cash dividend on May 14, 2007. This represents a 15% increase from the $0.13 semi-annual dividend paid on May 15, 2006. We have also been active in repurchasing shares of the Company stock under our Stock Repurchase Plan that we announced in January 2007. During the first six months of 2007 we have repurchased 67,300 shares. This stock buyback plan reflects our commitment to maximize shareholder value and reflects our confidence in the future of the Company.”
Financial Highlights June 30, 2007 vs. June 30, 2006:
•	Net loans increased by 6% to $355 million

•	Loan to deposit ratio increased to 89.4% from 80.8%.

•	Net loan charge-offs declined to $113 thousand for the first six months of 2007 compared to $155 thousand during the same period in 2006

•	Nonperforming loans as a percentage of total loans decreased to 0.40% from 0.44%

•	The allowance for loan losses as a percentage of total loans increased to 1.17% from 1.10%

•	Shareholders’ equity increased by $3.6 million, or 11%

•	Book value per share increased by $0.78 to $7.33

Continued Loan Growth
Net loans increased by $20 million or 6% from $335 million at June 30, 2006 to $355 million at June 30, 2007. The Company’s loan to deposit ratio increased from 80.8% at June 30, 2006 to 89.4% at June 30, 2007.
Net Interest Income
Net interest income before provision for loan losses for the quarter ended June 30, 2007 totaled $5.4 million, a decline of $102 thousand or 2% as compared to the second quarter of 2006. Interest income increased by $504 thousand to $7.7 million for the quarter ended June 30, 2007 compared to $7.2 million during the second quarter of 2006. The Company benefited from growth in average interest-earning assets and an increase in loans as a percentage of interest-earning assets.
The increase in interest income was offset by an increase in interest expense of $606 thousand. Deposit growth continues to present challenges in the current interest rate environment, with significant competition from both banking and non-banking sources. We have experienced a decline in deposits of $16.6 million or 4% from June 30, 2006 and have increased our level of short-term time deposits and borrowings to offset declines in other deposit categories and provide funding for our continued loan growth. This has resulted in an increase in the overall cost of our interest-bearing liabilities.
Andrew J. Ryback, Executive Vice President and Chief Financial Officer commented, “Entry into the Redding market provides us with access to a deposit base that is larger than all of our existing branches combined. We believe our entry into this market is well-timed, given the recent acquisition of an established community bank in the area by an out-of-state financial institution. If we can attract a reasonable share of these deposits, it will have a significant impact on the future growth of our deposit balances.”
Net interest margin for the second quarter of 2007 was 5.14%, a decline of 20 basis points from the second quarter of 2006. This decline in margin included an increase of 35 basis points in the yield on average interest-earning assets from 6.95% for the three months ended June 30, 2006 to 7.30% for the current quarter, offset by an increase of 65 basis points in the cost of average interest bearing liabilities which increased from 2.22% to 2.87% for the same period.
For the six months ended June 30, 2007 and 2006 net interest income before provision for loan losses totaled $10.9 million. Net interest margin declined 5 basis points to 5.19% during the current six-month period from 5.24% for the same period in the prior year.
Asset Quality Remains Strong
Nonperforming loans totaled $1.4 million at June 30, 2007 or 0.40% of total loans, a decline of $0.1 million from the prior year balance of $1.5 million or 0.44% of total loans. The allowance for loan losses was $4.2 million or 1.17% of total loans at June 30 30, 2007, an increase of $0.5 million from the $3.7 million or 1.10% of total loans at June 30, 2006. For the six months ended June 30, 2007, the provision for loan losses was $375 thousand down $225 thousand from the $600 thousand recorded in the same period in the prior year.

Net charge-offs during the first six months of 2007 totaled $113 thousand a decrease of $42 thousand, or 27%, from the $155 thousand incurred during the six months ended June 30, 2006. For the first six months of 2007 annualized net charge-offs as a percentage of average loans declined to 0.06% down from 0.10% for the same period in 2006.
Shareholders’ Equity Growth
Shareholders’ equity increased $3.6 million to $36.4 million at June 30, 2007 from $32.8 million at June 30, 2006. Book value per share increased to $7.33 at June 30, 2007 from $6.55 at June 30, 2006. A semi-annual dividend of $0.15 per share was paid on May 14, 2007. During the six months ended June 30, 2007 the Company repurchased 67,300 shares of its common stock for $1.1 million.
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Plumas Bank, based in Northeastern California, is a locally owned and managed full -service community bank. The Bank operates thirteen offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties in California and a commercial real estate lending office in Reno, Nevada. The Bank offers a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of June 30,		Dollar	Percentage
	2007	2006	Change	Change
ASSETS
Cash and due from banks	$16,535	$17,248	$(713)	-4.1%
Federal funds sold	150	455	(305)	-67.0%
Investment securities	57,453	83,051	(25,598)	-30.8%
Loans, net of allowance for loan losses	354,815	334,592	20,223	6.0%
Premises and equipment, net	15,016	13,300	1,716	12.9%
Intangible assets, net	1,187	1,488	(301)	-20.2%
Bank owned life insurance	9,615	9,085	530	5.8%
Accrued interest receivable and other assets	9,180	10,311	(1,131)	-11.0%

Total assets	$463,951	$469,530	$(5,579)	-1.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$400,664	$417,253	$(16,589)	-4.0%
Short-term borrowings	12,300	5,000	7,300	146.0%
Accrued interest payable and other liabilities	4,312	4,182	130	3.1%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	427,586	436,745	(9,159)	-2.1%
Shareholders’ equity	36,365	32,785	3,580	10.9%

Total liabilities and shareholders’ equity	$463,951	$469,530	$(5,579)	-1.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED JUNE 30,	2007	2006	Change	Change
Interest income	$7,689	$7,185	$504	7.0%
Interest expense	2,271	1,665	606	36.4%

Net interest income before provision for loan losses	5,418	5,520	(102)	-1.8%
Provision for loan losses	125	300	(175)	-58.3%

Net interest income after provision for loan losses	5,293	5,220	73	1.4%
Non-interest income	1,295	1,327	(32)	-2.4%
Non-interest expenses	4,741	4,421	320	7.2%

Income before provision for income taxes	1,847	2,126	(279)	-13.1%
Provision for income taxes	713	816	(103)	-12.6%

Net income	$1,134	$1,310	$(176)	-13.4%

Basic earnings per share	$0.23	$0.26	$(0.03)	-11.5%

Diluted earnings per share	$0.23	$0.26	$(0.03)	-11.5%

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2007	2006	Change	Change
Interest income	$15,250	$14,124	$1,126	8.0%
Interest expense	4,345	3,213	1,132	35.2%

Net interest income before provision for loan losses	10,905	10,911	(6)	-0.1%
Provision for loan losses	375	600	(225)	-37.5%

Net interest income after provision for loan losses	10,530	10,311	219	2.1%
Non-interest income	2,567	2,537	30	1.2%
Non-interest expenses	9,749	8,829	920	10.4%

Income before provision for income taxes	3,348	4,019	(671)	-16.7%
Provision for income taxes	1,266	1,534	(268)	-17.5%

Net income	$2,082	$2,485	$(403)	-16.2%

Basic earnings per share	$0.42	$0.50	$(0.08)	-16.0%

Diluted earnings per share	$0.41	$0.49	$(0.08)	-16.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	June 30,
	2007	2006
QUARTERLY AVERAGE BALANCES
Assets	$467,516	$459,133
Earning assets	$422,540	$414,370
Loans	$360,240	$325,408
Deposits	$397,348	$408,229
Equity	$36,626	$32,870

CREDIT QUALITY DATA
Allowance for loan losses	$4,179	$3,701
Allowance for loan losses as a percentage of total loans	1.17%	1.10%
Nonperforming loans	$1,446	$1,478
Nonperforming assets	$1,685	$1,511
Nonperforming loans as a percentage of total loans	0.40%	0.44%
Nonperforming assets as a percentage of total assets	0.36%	0.32%
Year-to-date net charge-offs	$113	$155
Year-to-date net charge-offs as a percentage of average loans, annualized	0.06%	0.10%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.23	$0.26
Diluted earnings per share for the quarter	$0.23	$0.26
Quarterly weighted average shares outstanding	4,984	5,000
Quarterly weighted average diluted shares outstanding	5,029	5,089
Basic earnings per share, year-to-date	$0.42	$0.50
Diluted earnings per share, year-to-date	$0.41	$0.49
Year-to-date weighted average shares outstanding	4,998	4,994
Year-to-date weighted average diluted shares outstanding	5,050	5,090
Book value per share	$7.33	$6.55
Cash dividends paid per share, year-to-date	$0.15	$0.13
Total shares outstanding	4,962	5,004

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	12.4%	16.0%
Annualized return on average assets	0.97%	1.14%
Net interest margin	5.14%	5.34%
Efficiency ratio	70.6%	64.6%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	11.5%	15.4%
Annualized return on average assets	0.90%	1.08%
Net interest margin	5.19%	5.24%
Efficiency ratio	72.4%	65.7%
Loan to Deposit Ratio	89.4%	80.8%